THE GABELLI EQUITY TRUST INC. (the "Trust")
EXHIBIT TO ITEM 77C

	The Annual Meeting of Shareholders of the Trust was held on May 12, 2003. The following proposal was submitted for a vote of the shareholders:

1.	To elect three Directors of the Trust, two to be elected by the holders of the Trust's Common Stock and holders of its 7.25% Series A, 7.20%
Series B, and Series C Auction Rate Cumulative Prefered Stock, voting together as a single class, and one to be elected by the holders of the Trust's Preferred Stock, voting as a separate class:

COMMON SHARES AND PREFERRED SHARES VOTING AS A SINGLE CLASS

FOR

KARL OTTO POHL
Common: 118,936,309.5351
Series A Preferred: 5,117,319.00
Series B Preferred: 6,430,667.00
Series C Preferred: 3.00

ANTHONY R. PUSTORINO
Common : 119,091,953.5279
Series A Preferred: 5,125,091.00
Series B Preferred: 6,436,917.00
Series C Preferred: 3.00

WITHHELD AUTHORITY

KARL OTTO POHL
Common : 1,561,932.2854
Series A Preferred: 35,570.00
Series B Preferred: 67,180.00
Series C Preferred: 0.00

ANTHONY R. PUSTORINO
Common : 1,406,288.2926
Series A preferred: 27,798.00
Series B Preferred: 60,930.00
Series C Preferred: 0.00


PREFERRED SHARES VOTING AS A SEPARATE CLASS

FOR
JAMES P. CONN

Series A Preferred:  5,124,711.00
Series B Preferred: 6,438,467.00
Series C Preferred: 3.00

WITHHELD AUTHORITY
JAMES P. CONN

Series A Preferred: 28,178.00
Series B Preferred: 59,380.00
Series C Preferred: 0.00


The remaining Directors in office are: Mario J. Gabelli, Dr. Thomas E. Bratter, Anthony J. Colavita, Frank J. Farhenkopf, Jr., Arthur V. Ferrara, and Salvatore J. Zizza.